Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  January 26, 2022

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FOURTH QUARTER AND ANNUAL 2021 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank,  announced its unaudited, consolidated financial results for the three and twelve month periods ended December 31, 2021 reporting new record high results.

Unaudited Financial Information

Net income for the three months ended December 31, 2021 was  $7.8 million,  or $1.37 diluted earnings per share,  compared to $5.2 million, or $1.03 diluted earnings per share, for the three months ended December 31, 2020.  The $2.6 million, or 51%, improvement in net income resulted from the $5.1 million increase in net interest income and $1.1 million reduction in the provision for loan losses which more than offset a  $2.4 million increase in non-interest expenses and $0.6 million less in non-interest income.  Diluted earnings per share increased by $0.34 per share, or 33%, due to the higher net income.

“Fidelity Bank is very pleased with the 2021 financial results. We have achieved record financial results and increased our already strong capital position. During the year we successfully executed the acquisition of Landmark Bancorp, Inc.,” stated Daniel J. Santaniello, President and Chief Executive Officer. “During the fourth quarter of 2021, the benefits of the Landmark Bancorp, Inc. acquisition were realized. The continued growth in loans, deposits, and non-interest income, while effectively managing expenses, reflects the Fidelity Bankers’ commitment to building relationships and partnering with our clients to achieve mutual financial success.”

Net income recorded for the year ended December 31, 2021 was $24.0 million, or $4.48 diluted earnings per share, compared to $13.0 million, or $2.82 diluted earnings per share, for the same 2020 period.  The $11.0 million, or 84%, increase was driven by higher net interest income and additional non-interest income which resulted in $21.3 million, or 36%, total revenue growth.  Additionally, the provision for loan losses was $3.3 million lower year-over-year which also contributed to the net income growth.  Partially offsetting this growth were $11.8 million, or 31%, higher non-interest expenses.

Excluding merger-related expenses of $2.5 million and an FHLB prepayment penalty of $0.3 million, each net of tax, adjusted net income was $26.8 million, or $5.00 diluted earnings per share, for the year ended December 31, 2021, a 74% increase compared to $15.4 million, or $3.34 diluted earnings per share, for the same 2020 period.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

As previously announced, Fidelity D & D Bancorp, Inc. (the “Company”) acquired Landmark Bancorp, Inc. (“Landmark”) and its wholly-owned subsidiary Landmark Community Bank effective July 1, 2021.  The fair value of assets acquired included $375.5 million in total assets, $308.5 million in deposits and $298.9 million in loans added to the Company’s balance sheet.  Based on the closing price on June 30, 2021, the merger valuation was $42.9 million.

Paycheck Protection Program

As of December 31, 2021, the outstanding Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loan balances totaled $41.1 million.  Total PPP loans generated approximately $9.4 million of SBA processing fees, net of origination expenses, of which $8.2 million was earned to date with $0.9 million and $5.1 million recognized during the three and twelve months ended December 31, 2021.  The $1.2 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

Consolidated Fourth Quarter Operating Results Overview

Net interest income was $17.9 million for the fourth quarter of 2021, a 39% increase over the  $12.8 million earned for the fourth quarter of 2020.    The $5.1 million improvement in net interest income resulted primarily from a  $666.1 million increase in the average balance of interest-earning assets which offset the 13 basis point declining yields on these earning assets.  The loan portfolio had the biggest impact, producing a  $3.5 million increase in interest income from $302.0 million in higher average balances primarily from the addition of Landmark loans to the balance sheet.  The commercial portfolio was the largest contributor with $149.4 million in larger average balances earning 34 basis point higher yields adding $2.4 million in interest income during the fourth quarter of 2021 versus the fourth quarter of 2020, despite recognition of $0.4 million less SBA fees attributable to PPP loans over the same time periods.    Interest income from the investment portfolio increased $1.5 million as $371.5 million in increased average balances offset the 20 basis point declining yields.  Interest income in the consumer and residential portfolios also contributed $1.1 million to the increase due to the $152.6 million larger average balances in those portfolios.  Interest expense was $0.1 million lower due to decreases in deposit rates.    The average balance of interest-bearing deposits increased $464.6 million and the rates paid on these deposits decreased 13 basis points.

The overall cost of interest-bearing liabilities was 0.23% for the fourth quarter of 2021,  a decrease of 13 basis points from the 0.36% paid for the fourth quarter of 2020.  The cost of funds decreased nine basis points to 0.17% for the fourth quarter of 2021 from 0.26% for the fourth quarter of 2020.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.17% for the fourth quarter of 2021, unchanged from the 3.17% recorded for the fourth quarter of 2020.  FTE net interest margin decreased by four basis points to 3.24% for the three months ended December 31, 2021 from 3.28% for the same 2020 period due to the growth rate on the average balance of interest-earning assets outpacing the growth of net interest income.

The provision for loan losses was $0.5 million for the fourth quarter of 2021, a $1.1 million decrease compared to $1.6 million for the fourth quarter of 2020.    The decrease in the provision compared to the quarter ended December 31, 2020 was due to the higher level of economic certainty in the Company’s operating area when compared to the previous year's fourth quarter.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income decreased $0.6 million, or 13%, to $4.2 million for the fourth quarter of 2021 compared to $4.8 million for the fourth quarter of 2020.   The decrease in non-interest income was attributable to $1.1 million lower gains on loan sales during the fourth quarter of 2021 compared to the same 2020 period due to managements’ decision to hold mortgages longer to earn interest income.  Partially offsetting this decrease was $0.3 million growth in wealth management fees and $0.2 million in additional service charges on deposits.

Non-interest expenses increased $2.4 million, or 23%, for the fourth quarter of 2021 to $12.6 million from $10.2 million for the same quarter of 2020.  Most of the increase was due to the $1.2 million higher salaries and employee benefits primarily due to an increase in the number of bankers post-merger.  Additionally, premises and equipment expenses were $0.3 million higher and data processing and communications expenses grew $0.2 million due to new property, equipment and systems in place after the Landmark merger.

The provision for income taxes increased $0.5 million during the fourth quarter of 2021  due to higher income before taxes compared to the fourth quarter of 2020.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $61.8 million for the year ended December 31, 2021 compared to $44.2 million for the year ended December 31, 2020.  The $17.6 million, or 40%, improvement was the result of earnings from a $607.3 million larger average balance of interest-earning assets combined with lower interest expense due to the 27 basis point lower rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $12.2 million from $280.6 million higher average balances due primarily to loans acquired from the merger with Landmark.    The higher interest income included  $5.1 million in SBA fees recognized attributable to the $176.1 million of PPP loans forgiven/paid down during 2021, a $2.0 million increase compared to the $3.1 million in SBA fees recognized for 2020.  Interest income from investments increased $3.8 million from a $291.1 million larger average balance in the portfolio.  On the funding side, interest expense decreased by $1.7 million due to the 26 basis point lower rates paid on interest-bearing deposits and a  $49.7 million smaller balance of average borrowings.  FTE net interest spread was 3.16% for 2021, or unchanged from the 3.16% recorded for 2020.  Over the same time period, the Company’s FTE net interest margin decreased by seven basis points to 3.23%  due to the growth rate on the average balance of interest-earning assets outpacing the growth of net interest income.

For the year ended December 31, 2021, the provision for loan losses was $2.0 million compared to $5.3 million for the same 2020 period.  The $3.3 million decrease in the provision was attributed to the COVID-19-related provisioning that occurred during the year ended December 31, 2020 which was not similarly warranted during the year ended December 31, 2021 due to the higher level of economic certainty in the Company’s operating area when compared to the year earlier period.  This amount of provisioning reflected the changing risk profile within the loan portfolio to what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the year ended December 31, 2021 was $18.3 million, an increase of $3.6 million, or 25%, from $14.7 million for the year ended December 31, 2020.  The increase in other income was primarily due to $1.1 million higher interchange fees.  Other increases that contributed to the non-interest income growth were as follows:  $0.7 million in wealth management fees from $88.8 million growth in assets under management and administration,  $0.6 million in gains on loan sales,  $0.5 million in service charges on deposits, $0.4 million in earnings on bank-owned life insurance and $0.3 in loan service charges.

Non-interest expenses increased to $50.1 million for the year ended December 31, 2021, an increase of $11.8 million, or 31%, from $38.3 million for the year ended December 31, 2020.  The largest driver of this increase was a $5.4 million increase in salaries and employee benefit expenses from more salaries for a larger banker base and higher performance-based incentive compensation.  In addition, there was $1.4 million more premises and equipment expenses, $1.0 million more in advertising and marketing expenses, $0.5 million higher professional services, $0.4 million higher FDIC assessment, $0.3 million more automated transaction processing expenses and $0.3 million increase in data processing and communication.   Merger-related expenses were $0.6 million higher for the year ended December 31, 2021 from the Landmark merger compared to expenses incurred for the year ended December 31, 2020 from the MNB merger.

The provision for income taxes increased $1.8 million during 2021 compared to the same 2020 period due to the higher income before taxes.

Consolidated Balance Sheet & Asset Quality Overview

During 2021, the Company’s total assets increased $720 million, or 42%, to $2.4  billion as of December 31, 2021 from $1.7  billion at December 31, 2020.  Approximately half of this growth was attributed to the Landmark merger.  During the same time period, total liabilities increased $675 million, or 44%, from $1.5 billion to $2.2 billion.    Deposit growth of $393 million,  excluding deposit accounts acquired from Landmark,

was used to purchase securities earning significantly higher yields than cash balances.    The deposit growth includes increases in personal, public and business accounts, some of which are associated with government-provided funding programs in response to the pandemic and this funding may be temporary.

Total non-performing assets were $6.4 million, or 0.27% of total assets, at December 31, 2021, compared to $6.7 million, or 0.39% of total assets, at December 31, 2020.  Past due and non-accrual loans to total loans were 0.35% at December 31, 2021 compared to 0.47% at December 31, 2020.  Net charge-offs to average total loans decreased to 0.04% at December 31, 2021 compared to 0.08% at December 31, 2020.

Shareholders’ equity increased $45.0 million, or 27%, to $211.7 million at December 31, 2021 from $166.7 million at December 31, 2020.   The increase was primarily caused by $35.1 million in common stock issued as a result of the Landmark merger.  Net income of $24.0 million was partially offset by $6.6 million in cash dividends paid to shareholders and a $8.8 million, after tax, reduction in net unrealized gains from the investment portfolio stemming from the increase in intermediate to long-term U.S.  Treasury interest rates.  An additional  $1.4 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also contributed to the increase in shareholders' equity.   The Company remains well capitalized with Tier 1 capital at 7.94% of total average assets as of December 31, 2021.    Tangible book value per share was $33.68 at December 31, 2021 compared to $31.72 at December 31, 2020.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank  (“Fidelity Bank”).  Fidelity Bank operates 23 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via digital services, and digital account opening offered through online banking and the mobile app.  Additionally, Fidelity Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 3,100 hours of volunteer time and over $1.8 million in donations to non-profit organizations directly within the markets served throughout 2021.  The Company continues  its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Company's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2021 and 2020.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪

acquisitions and integration of acquired businesses, including but not limited to, the recent acquisitions of MNB Corporation (“MNB”) and its wholly-owned bank subsidiary and Landmark Bancorp Inc. (“Landmark”) and its wholly-owned bank subsidiary;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;

▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$96,877	$69,346
Investment securities	738,980	392,420
Restricted investments in bank stock	3,206	2,813
Loans and leases	1,464,855	1,149,438
Allowance for loan losses	(15,624)	(14,202)
Premises and equipment, net	29,310	27,626
Life insurance cash surrender value	52,745	44,285
Goodwill and core deposit intangible	21,570	8,787
Other assets	27,185	18,997

Total assets	$2,419,104	$1,699,510

Liabilities
Non-interest-bearing deposits	$590,283	$407,496
Interest-bearing deposits	1,579,582	1,102,009
Total deposits	2,169,865	1,509,505
Secured borrowings	10,620	-
FHLB advances	-	5,000
Other liabilities	26,890	18,335
Total liabilities	2,207,375	1,532,840

Shareholders' equity	211,729	166,670

Total liabilities and shareholders' equity	$2,419,104	$1,699,510

Average Year-To-Date Balances:	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$146,986	$126,155
Investment securities	568,785	280,983
Restricted investments in bank stock	3,181	3,044
Loans and leases	1,299,960	1,019,373
Allowance for loan losses	(16,100)	(11,277)
Premises and equipment, net	28,956	26,123
Life insurance cash surrender value	48,570	29,912
Goodwill and core deposit intangible	12,180	5,316
Other assets	23,069	16,036

Total assets	$2,115,587	$1,495,665

Liabilities
Non-interest-bearing deposits	$517,599	$340,211
Interest-bearing deposits	1,376,364	933,981
Total deposits	1,893,963	1,274,192
Short-term borrowings	97	49,165
Secured borrowings	9,122	-
FHLB advances	848	10,608
Other liabilities	22,322	17,765
Total liabilities	1,926,352	1,351,730

Shareholders' equity	189,235	143,935

Total liabilities and shareholders' equity	$2,115,587	$1,495,665

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Interest income
Loans and leases	$15,614	$12,115	$55,431	$43,241
Securities and other	3,174	1,720	10,037	6,255

Total interest income	18,788	13,835	65,468	49,496

Interest expense
Deposits	(873)	(975)	(3,456)	(4,756)
Borrowings and debt	(37)	(39)	(183)	(555)

Total interest expense	910	1,014	3,639	5,311

Net interest income	17,878	12,821	61,829	44,185

Provision for loan losses	(450)	(1,550)	(2,000)	(5,250)
Non-interest income	4,185	4,835	18,287	14,668
Non-interest expense	(12,614)	(10,230)	(50,107)	(38,319)

Income before income taxes	8,999	5,876	28,009	15,284

Provision for income taxes	(1,213)	(704)	(4,001)	(2,249)
Net income	$7,786	$5,172	$24,008	$13,035

	Three Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Interest income
Loans and leases	$15,614	$15,359	$11,950	$12,508	$12,115
Securities and other	3,174	2,814	2,217	1,832	1,720

Total interest income	18,788	18,173	14,167	14,340	13,835

Interest expense
Deposits	(873)	(878)	(841)	(864)	(975)
Borrowings and debt	(37)	(121)	-	(26)	(39)

Total interest expense	910	999	841	890	1,014

Net interest income	17,878	17,174	13,326	13,450	12,821

Provision for loan losses	(450)	(450)	(300)	(800)	(1,550)
Non-interest income	4,185	4,009	4,577	5,516	4,835
Non-interest expense	(12,614)	(15,185)	(10,851)	(11,456)	(10,230)

Income before income taxes	8,999	5,548	6,752	6,710	5,876

Provision for income taxes	(1,213)	(689)	(1,056)	(1,043)	(704)
Net income	$7,786	$4,859	$5,696	$5,667	$5,172

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Assets
Cash and cash equivalents	$96,877	$167,386	$170,064	$222,953	$69,346
Investment securities	738,980	686,926	554,955	436,622	392,420
Restricted investments in bank stock	3,206	3,321	3,231	2,931	2,813
Loans and leases	1,464,855	1,435,997	1,134,158	1,153,160	1,149,438
Allowance for loan losses	(15,624)	(15,601)	(15,245)	(14,839)	(14,202)
Premises and equipment, net	29,310	29,406	27,615	27,275	27,626
Life insurance cash surrender value	52,745	52,417	44,858	44,582	44,285
Goodwill and core deposit intangible	21,570	21,678	8,613	8,697	8,787
Other assets	27,185	30,269	20,984	31,711	18,997

Total assets	$2,419,104	$2,411,799	$1,949,233	$1,913,092	$1,699,510

Liabilities
Non-interest-bearing deposits	$590,283	$586,952	$491,051	$518,352	$407,496
Interest-bearing deposits	1,579,582	1,576,498	1,266,609	1,204,548	1,102,009
Total deposits	2,169,865	2,163,450	1,757,660	1,722,900	1,509,505
Secured borrowings	10,620	16,885	-	-	-
FHLB advances	-	-	-	-	5,000
Other liabilities	26,890	25,895	19,388	26,610	18,335
Total liabilities	2,207,375	2,206,230	1,777,048	1,749,510	1,532,840

Shareholders' equity	211,729	205,569	172,185	163,582	166,670

Total liabilities and shareholders' equity	$2,419,104	$2,411,799	$1,949,233	$1,913,092	$1,699,510

Average Quarterly Balances:	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Assets
Cash and cash equivalents	$117,746	$185,835	$171,968	$111,904	$116,964
Investment securities	725,977	640,900	489,424	414,626	363,728
Restricted investments in bank stock	3,246	3,430	3,152	2,891	2,826
Loans and leases	1,452,676	1,430,142	1,150,286	1,162,112	1,150,652
Allowance for loan losses	(15,857)	(18,716)	(15,285)	(14,500)	(13,085)
Premises and equipment, net	29,399	31,381	27,502	27,495	28,228
Life insurance cash surrender value	52,635	52,285	44,751	44,478	33,512
Goodwill and core deposit intangible	21,632	9,579	8,648	8,746	8,837
Other assets	26,679	23,420	20,593	21,527	16,502

Total assets	$2,414,133	$2,358,256	$1,901,039	$1,779,279	$1,708,164

Liabilities
Non-interest-bearing deposits	$585,899	$579,629	$464,818	$437,740	$408,623
Interest-bearing deposits	1,575,844	1,522,149	1,249,347	1,151,855	1,111,291
Total deposits	2,161,743	2,101,778	1,714,165	1,589,595	1,519,914
Short-term borrowings	-	68	177	144	-
Secured borrowings	16,053	20,140	-	-	-
FHLB advances	-	49	-	3,389	5,000
Other liabilities	27,410	23,798	19,026	18,944	19,051
Total liabilities	2,205,206	2,145,833	1,733,368	1,612,072	1,543,965

Shareholders' equity	208,927	212,423	167,671	167,207	164,199

Total liabilities and shareholders' equity	$2,414,133	$2,358,256	$1,901,039	$1,779,279	$1,708,164

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Selected returns and financial ratios
Basic earnings per share	$1.38	$0.86	$1.14	$1.14	$1.04
Diluted earnings per share	$1.37	$0.85	$1.13	$1.13	$1.03
Dividends per share	$0.33	$0.30	$0.30	$0.30	$0.30
Yield on interest-earning assets (FTE)*	3.40%	3.40%	3.29%	3.61%	3.53%
Cost of interest-bearing liabilities	0.23%	0.26%	0.27%	0.31%	0.36%
Cost of funds	0.17%	0.19%	0.20%	0.23%	0.26%
Net interest spread (FTE)*	3.17%	3.14%	3.02%	3.30%	3.17%
Net interest margin (FTE)*	3.24%	3.22%	3.10%	3.39%	3.28%
Return on average assets	1.28%	0.82%	1.20%	1.29%	1.20%
Return on average equity	14.79%	9.07%	13.63%	13.75%	12.53%
Return on average tangible equity*	16.49%	9.50%	14.37%	14.50%	13.25%
Efficiency ratio (FTE)*	55.52%	69.79%	59.01%	59.11%	56.68%
Expense ratio	1.38%	1.88%	1.32%	1.35%	1.26%

	Twelve Months Ended
	Dec. 31, 2021	Dec. 31, 2020
Basic earnings per share	$4.51	$2.84
Diluted earnings per share	$4.48	$2.82
Dividends per share	$1.23	$1.14
Yield on interest-earning assets (FTE)*	3.42%	3.69%
Cost of interest-bearing liabilities	0.26%	0.53%
Cost of funds	0.19%	0.40%
Net interest spread (FTE)*	3.16%	3.16%
Net interest margin (FTE)*	3.23%	3.30%
Return on average assets	1.13%	0.87%
Return on average equity	12.69%	9.06%
Return on average tangible equity*	13.56%	9.40%
Efficiency ratio (FTE)*	60.92%	63.92%
Expense ratio	1.50%	1.58%

Non-GAAP Measures	Three Months Ended		Twelve Months Ended
(dollars in thousands except per share data)	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Net income	$7,786	$5,172	$24,008	$13,035
Merger-related expenses, net of income taxes	(87)	13	2,542	2,026
FHLB prepayment penalty, net of income taxes	-	-	291	380
Adjusted net income*	$7,699	$5,185	$26,841	$15,441
Adjusted basic earnings per share*	$1.36	$1.04	$5.04	$3.37
Adjusted diluted earnings per share*	$1.35	$1.03	$5.00	$3.34
Interest income adjustment to FTE*	$655	$391	$2,135	$1,095
Adjusted return on average assets*	1.27%	1.21%	1.27%	1.03%
Adjusted return on average tangible equity*	16.31%	12.56%	15.16%	10.73%

Other financial data	At period end:
(dollars in thousands except per share data)	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
Book value per share	$37.50	$36.41	$34.47	$32.75	$33.48
Tangible book value per share*	$33.68	$32.57	$32.74	$31.00	$31.72
Equity to assets	8.75%	8.52%	8.83%	8.55%	9.81%
Allowance for loan losses to:
Total loans	1.09%	1.12%	1.35%	1.30%	1.27%
Non-accrual loans	5.30x	5.68x	4.81x	3.78x	3.77x
Non-accrual loans to total loans	0.20%	0.19%	0.28%	0.34%	0.33%
Non-performing assets to total assets	0.27%	0.25%	0.31%	0.36%	0.39%
Net charge-offs to average total loans	0.04%	0.02%	0.03%	0.06%	0.08%

Capital Adequacy Ratios
Total risk-based capital ratio	14.51%	14.52%	16.27%	16.47%	16.46%
Common equity tier 1 risk-based capital ratio	13.40%	13.38%	15.02%	15.21%	15.21%
Tier 1 risk-based capital ratio	13.40%	13.38%	15.02%	15.21%	15.21%
Leverage ratio	7.94%	7.89%	8.38%	8.72%	8.81%

* See non-GAAP Financial Measures above.